Exhibit 5.1

DALE S. BERGMAN, P.A.

901 PONCE DE LEON BLVD., SUITE 303

CORAL GABLES, FL 33134

July 8, 2020

The Greater Cannabis Company, Inc.

15 Walker Avenue, Suite 101

Baltimore, Maryland 21208

Ladies and Gentlemen:

You have requested our opinion with respect to the 50,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) of The Greater Cannabis Company, a Florida corporation (the “Company”) offered by certain of the Company’s shareholders and included in the Registration Statement filed with the Securities and Exchange Commission on July 8, 2020 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). As set forth in the Registration Statement on Form S-1, filed contemporaneously herewith and the accompanying prospectus included therein, the Shares consist of consisting of (a) 25,000,000 Shares issuable upon conversion of $42,050 and $1,200,000 principal amount 6% senior convertible notes held by Eagle Equities, LLC (the “Eagle Notes”) and 50,000,000 Shares issuable upon conversion of $40,050 and $166,500 principal amount 6% convertible redeemable notes held by GW Holdings Group, LLC (the “GW Notes,” and together with the Eagle Notes, individually, a “Note,” and collectively, the “Notes”) or in payment of interest on the Notes..

As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that the Shares, when issued upon conversion of the Eagle Notes or the GW Notes, as the case may be, or in payment of interest on the Notes, are duly authorized validly issued, fully paid and non-assessable shares of common stock of the Company.

In rendering this opinion, we advise you that the principal of this Firm is a member of the Bar of the State of Florida. We express no opinion herein concerning the applicability or effect of any laws of any jurisdiction other than the laws of the State of Florida and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our Firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DALE S. BERGMAN, P.A.